===============================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    ---------

                                    FORM 8-K

                                 CURRENT REPORT


                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported): August 10, 2006


                           J. C. PENNEY COMPANY, INC.
                  (Exact name of registrant as specified in its
                                    charter)


   Delaware                            1-15274                   26-0037077
(State or other jurisdiction    (Commission File No.)         (I.R.S. Employer
     of incorporation )                                      Identification No.)


6501 Legacy Drive
Plano, Texas                                            75024-3698
(Address of principal executive offices)                (Zip code)

Registrant's telephone number, including area code:  (972) 431-1000


===============================================================================
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications  pursuant to Rule 425 under the Securities Act (17
     CFR 230.425)

[  ] Soliciting  material  pursuant to Rule 14a-12 under the Exchange Act (17
     CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02         Results of Operations and Financial Condition.

     J. C. Penney Company, Inc. ("JCPenney") issued an earnings press release on August 10, 2006, announcing its second quarter 2006 results of operations and financial condition. This information is attached as Exhibit 99.1.

     In addition to disclosing financial results presented in accordance with U.
S. generally accepted accounting principles (GAAP), JCPenney presents in the earnings press release referred to above and will present in the related webcast earnings conference call its results of operations in the manner that it believes is most meaningful to investors, including use of certain non-GAAP financial measures. These terms are identified and defined in Exhibit 99.2 attached hereto and incorporated by reference into this Item 2.02 as if fully set forth herein. The methods used by JCPenney to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures provided by JCPenney may not be comparable to similar measures provided by other companies.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             J. C. PENNEY COMPANY, INC.



                                             By:  /s/ Robert B. Cavanaugh
                                                 -----------------------------
                                                 Robert B. Cavanaugh
                                                 Executive Vice President,
                                                 Chief Financial Officer




Date:  August 10, 2006

                                  EXHIBIT INDEX

        Exhibit Number           Description

        99.1                     J. C. Penney Company, Inc.
                                 News Release issued August 10, 2006

        99.2                     Glossary of Certain Non-GAAP Financial Measures

                                                                   Exhibit 99.1



             JCPENNEY REPORTS RECORD SECOND QUARTER OPERATING PROFIT

   Earnings Per Share From Continuing Operations Increased 63 Percent to $0.75

        Management Raises Full Year Earnings Per Share Guidance to $4.55



Second Quarter 2006 Highlights

o    Comparable store sales increased 6.6 percent
o Operating Profit increased 27.2 percent, or 100 basis points as a percent of sales
o    Repurchased 8 million shares of common stock for $530 million
o Completed new POS rollout offering jcp.com access at over 35,000 store registers

PLANO, Texas, Aug. 10, 2006 -- J. C. Penney Company, Inc. (NYSE: JCP) reported record second quarter operating profit and earnings. Operating profit increased
27.2 percent to $271 million from $213 million last year and improved 100 basis points to 6.4 percent of sales. Operating profit improvement was driven by strong sales performance, coupled with improved gross margin and leverage of selling, general and administrative expenses. Second quarter 2006 earnings per share from continuing operations increased 63.0 percent to $0.75 from $0.46 last year. Earnings per share in both years include the benefits of one-time tax credits as well as the effects of the Company's ongoing share repurchase program.


"The Company had an excellent second quarter, with good customer response to fine jewelry, children's and women's accessories, as well as a solid rebound in apparel categories, particularly women's," said Myron E. (Mike) Ullman, III, chairman and chief executive officer. "We have broad-based momentum entering the back half of the year and are confident in our competitive positioning. While we are cautiously optimistic about the opportunities that lie ahead, we believe that it is prudent to plan conservatively in the current environment."

Ullman added, "We continue to improve the fundamentals of our existing businesses and are poised for the acceleration of our new store growth. In the third quarter, we will open 25 stores, with 17 in the new and successful off-mall format. Twenty of these stores will open on October 6th, the most store openings in a single day in the Company's recent history, and beginning in 2007, we plan to open 50 stores per year."


Operating Results
---------------------

Second quarter total department store sales increased 7.1 percent and comparable department store sales increased 6.6 percent. Sales were ahead of the Company's initial guidance and increased in all merchandise divisions and regions of the country. The strongest merchandise results were in fine jewelry, children's and women's accessories, and the best regional performance was in the west and southeast. During the quarter, Direct sales increased 2.7 percent, and jcp.com sales increased approximately 25 percent.


Gross margin improved by 30 basis points to 38.4 percent of sales, reflecting continued benefits from private brand performance and better flow of merchandise. SG&A expenses improved by 70 basis points to 32.0 percent of sales, and reflect leverage of salary and marketing costs.

Second quarter operating profit was $271 million, a 27.2 percent increase from last year's $213 million.


Other Charges and Credits
--------------------------

Net interest expense was $32 million in the quarter and continued to benefit from rising short-term interest rates on the Company's cash investments.

Real Estate and Other provided income of $9 million in the current quarter, principally related to ongoing real estate operations. Last year, Real Estate and Other contributed $14 million of income in the second quarter, including approximately $8 million in gains from the sale of properties.

Second quarter taxes are shown net of $26 million, or $0.11 per share, in one-time federal and state income tax credits, which reduced the effective tax rate for the quarter to 28.2 percent. Excluding these one-time credits, the tax rate would have been 38.8 percent.

Financial Condition and Other Items
-----------------------------------

The Company continues to maintain a strong financial condition. As of July 29, 2006, the Company had cash and short-term investments of $2.4 billion and long-term debt, including current maturities, of $3.5 billion. Merchandise inventories were well controlled at $3.5 billion, with increases associated with the planned opening of 25 new stores in the third quarter essentially offset by better merchandise flow. Free cash flow for the first half was in line with expectations and the Company continues to anticipate annual free cash flow of approximately $200 million.

During the quarter, the Company repurchased 8 million shares of common stock for $530 million. Management expects to complete the current repurchase program in the third quarter.


In addition, the Company completed the rollout of its new POS system during this year's second quarter. This new system offers faster transaction times and provides access to jcp.com at all registers, enhancing the shopping experience
                   -------
and expanding the merchandise assortment.

Earnings Guidance
-------------------

The following guidance reflects the Company's current expectations for the third and fourth quarters:

o    Comparable store sales: low single digit increase in both quarters.
o Direct sales: low single digit increase in the third quarter, mid single digit increase in the fourth quarter (note; the fourth quarter includes a 53rd week in 2006).
o 53rd Week (4Q): approximately $150 million of sales for department stores (no impact on comp sales) and $50 million of sales for Direct. Incremental SG&A expenses are expected to be approximately $65 million.
o Operating profit margin: moderate improvement year over year in each quarter, primarily as a result of SG&A expense leverage.
o    Interest expense: approximately $40 million in each quarter.
o    Income tax rate: approximately 38.5 percent in both quarters.
o Average diluted shares: approximately 228 million average diluted shares of common stock in both the third and fourth quarters, and full year average diluted shares of about 232 million (all share guidance includes about 3 million common stock equivalents).

o Earnings per share: approximately $1.07 per share in the third quarter and approximately $1.84 in the fourth quarter. Full year earnings are now expected to be in the area of $4.55 per share.


Conference Call/Webcast Details
-------------------------------

Senior management will host a live conference call and real-time webcast today, Aug. 10, 2006, beginning at 9:30 a.m. ET. Access to the conference call is open to the press and general public in a listen only mode. To access the conference call, please dial 973-935-2035 and reference the JCPenney Quarterly Earnings Conference Call. The telephone playback will be available for two days beginning approximately two hours after the conclusion of the call by dialing 973-341-3080, pin code 6939847. The live webcast may be accessed via JCPenney's Investor Relations page at www.jcpenney.net, or on www.streetevents.com (for
                            ----------------          --------------------
members) and www.earnings.com (for media and individual  investors).  Replays of
             ----------------
the webcast will be available for up to 90 days after the event.

For further information, contact:

Investor Relations
--------------------
Bob Johnson; (972) 431-2217; rvjohnso@jcpenney.com
                             ---------------------
Ed Merritt; (972) 431-8167; emerritt@jcpenney.com
                            ---------------------
Media Relations
----------------
Darcie Brossart or Quinton Crenshaw; (972)431-3400;
jcpcorpcomm@jcpenney.com
------------------------


About JCPenney
---------------

J. C. Penney Corporation, Inc., the wholly owned operating subsidiary of J. C. Penney Company, Inc., is one of America's largest department store, catalog, and e-commerce retailers, employing approximately 151,000 associates. As of July 29, 2006, J. C. Penney Corporation, Inc. operated 1,021 JCPenney department stores throughout the United States and Puerto Rico. JCPenney is the nation's largest catalog merchant of general merchandise, and jcp.com is one of the largest apparel and home furnishings sites on the Internet. JCPenney refers to the Internet/catalog business as Direct.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the Company's current views of future events and financial performance, involve known and unknown risks and uncertainties that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, competition, consumer demand, seasonality, economic conditions, including the price and availability of oil and natural gas, changes in interest rates, changes in management, retail industry consolidations, government activity, and acts of terrorism or war. Please refer to the Company's most recent Form 10-K and subsequent filings for a further discussion of risks and uncertainties. Investors should take such risks into account when making investment decisions. We do not undertake to update these forward-looking statements as of any future date. In addition, non-GAAP terms referenced are defined and presented in the Company's most recent annual report on Form 10-K.

                                      # # #

                           J. C. PENNEY COMPANY, INC.
                          SUMMARY OF OPERATING RESULTS
                          -----------------------------
                                   (Unaudited)
                   (Amounts in millions except per share data)

                                                          13 weeks ended                              26 weeks ended
                                               ------------------------------------          ---------------------------------------
                                                July 29,      July 30,     % Inc.             July 29,          July 30,      % Inc.
                                                  2006          2005       (Dec.)              2006             2005          (Dec.)
                                               ----------    ---------    ---------          ----------       ---------     --------
SALES INCREASES:
------------------
Comparable department stores                         6.6 %        4.2 %                         3.9 %            3.5 %
Direct                                               2.7 %        7.1 %                         3.4 %            6.2 %

STATEMENTS OF OPERATIONS:
-------------------------
Total net sales                                    $ 4,238      $ 3,981        6.5%           $ 8,458          $ 8,099        4.4%
Gross margin                                         1,628        1,516        7.4%             3,397            3,210        5.8%
Selling, general and administrative
   (SG&A) expenses                                   1,357        1,303        4.1%             2,757            2,689        2.5%
                                                ----------     ---------                      ---------       ---------
Operating profit                                       271          213       27.2%               640              521       22.8%

Net interest expense                                    32           40      (20.0)%               66               89       (25.8)%
Bond premiums and unamortized costs                      -            5        N/A                  -               18         N/A
Real estate and other (income)                          (9)         (14)       N/A                (22)             (36)        N/A
                                                ----------     ---------                      ---------       ---------
Income from continuing operations
   before income taxes                                 248          182       36.3%               596              450        32.4%
Income tax expense                                      70           60       16.7%               205              157        30.6%
                                                ----------     ---------                      ---------       ---------
Income from continuing operations                  $   178      $   122       45.9%           $   391          $   293        33.4%
                                                ----------     ---------                      ---------       ---------
Discontinued operations, net of income tax
    expense/(benefit) of $1, $28, $(1) and $28           1            9        N/A                 (2)              10         N/A
                                                ----------     ---------                      ---------       ---------
Net income                                         $   179      $   131       36.6%           $   389          $   303        28.4%
                                                ===========   ===========                     ==========       =========

Earnings per share from continuing
    operations - diluted                           $  0.75      $  0.46       63.0%           $  1.66          $  1.09        52.3%
Earnings per share - diluted                       $  0.76      $  0.50       52.0%           $  1.65          $  1.13        46.0%


FINANCIAL DATA:
----------------

Ratios as a percentage of sales:
      Gross margin                                    38.4%        38.1%                         40.2%            39.6%
      SG&A expenses                                   32.0%        32.7%                         32.6%            33.2%
      Operating profit                                 6.4%         5.4%                          7.6%             6.4%
Depreciation and amortization                      $    88      $    88                       $   176          $   175
Effective income tax rate                             28.2%        33.0%                         34.4%            34.9%
      for continuing operations

COMMON SHARES DATA:
--------------------
Outstanding shares at end of period                  227.3        255.6                         227.3            255.6
Average shares outstanding (basic shares)            232.9        261.8                         233.3            266.5
Average shares used for diluted EPS                  235.4        264.5                         235.9            269.2
Shares repurchased                                     8.0         12.5                           8.0             20.2
Total cost of shares repurchased                     $ 530        $ 666                         $ 530          $ 1,026

                           J. C. PENNEY COMPANY, INC.
              SUMMARY BALANCE SHEETS AND STATEMENTS OF CASH FLOWS
              ---------------------------------------------------
                                   (Unaudited)
                              (Amounts in millions)

                                                                        July 29,                      July 30,
                                                                         2006                           2005
                                                                       ---------                      ---------
SUMMARY BALANCE SHEETS:
-----------------------
Cash and short-term investments                                         $  2,374                      $  3,385
Merchandise inventory (net of LIFO reserves of $24 and $25)                3,461                         3,445
Other current assets                                                         521                           406
Property and equipment, net                                                3,897                         3,625
Other assets                                                               2,010                         2,051
                                                                       ---------                      ---------
      Total assets                                                      $ 12,263                      $ 12,912
                                                                       =========                      =========
Accounts payable and accrued expenses                                   $  2,672                      $  2,659
Current maturities of long-term debt                                         343                            15
Current income taxes, payable and deferred                                     -                            36
Long-term debt                                                             3,114                         3,457
Long-term deferred taxes                                                   1,260                         1,320
Other liabilities                                                            969                         1,031
                                                                       ---------                      ---------
      Total liabilities                                                    8,358                         8,518
Stockholders' equity                                                       3,905                         4,394
                                                                       ---------                      ---------
      Total liabilities and stockholders' equity                        $ 12,263                      $ 12,912
                                                                       =========                      =========


                                                                                   26 weeks ended
                                                                        ----------------------------------------
                                                                        July 29,                       July 30,
                                                                         2006                           2005
                                                                       ---------                      ---------
SUMMARY STATEMENTS OF CASH FLOWS:
---------------------------------
Net cash provided by/(used in):
      Total operating activities                                        $    179 *                    $    213 *
                                                                       ---------                      ---------
      Investing activities:
         Capital expenditures                                               (323)*                        (233)*
         Proceeds from sale of assets                                         11 *                          27 *
         Proceeds from the sale of discontinued operations                     -                           283
                                                                       ---------                      ---------
      Total investing activities                                            (312)                           77
                                                                       ---------                      ---------
      Financing activities:
         Change in debt                                                       (7)                         (466)
         Stock repurchase program                                           (516)                       (1,018)
         Other changes in stock                                              111                           158
         Dividends paid                                                      (71)*                         (69)*
                                                                       ---------                      ---------
      Total financing activities                                            (483)                       (1,395)
                                                                       ---------                      ---------
Cash (paid) for discontinued operations                                      (26)                         (159)
                                                                       ---------                      ---------
Net (decrease) in cash and short-term investments                           (642)                       (1,264)
Cash and short-term investments at beginning of period                     3,016                         4,649
                                                                       ---------                      ---------
Cash and short-term investments at end of period                        $  2,374                      $  3,385
                                                                       =========                      =========


* Component of free cash flow, a non-GAAP measure. Free cash flow was $(204) million and $(62) million for the 26 weeks ended July 29, 2006 and July 30, 2005, respectively.

                                                                    Exhibit 99.2

                 Glossary of Certain Non-GAAP Financial Measures


Free  Cash  Flow  from  Continuing  Operations  -  cash  provided  by  operating
-----------------------------------------------
activities from continuing operations less dividends and capital expenditures, net of proceeds from the sale of assets. Management believes free cash flow from continuing operations is important in evaluating the Company's financial performance and measuring the ability to generate cash without incurring additional external financing. Positive free cash flow generated by a company indicates the amount of cash available for reinvestment in the business, or cash that can be returned to investors through increased dividends, stock repurchase programs, debt retirements or a combination of these. Conversely, negative free cash flow indicates the amount of cash that must be raised from investors through new debt or equity issues, reduction in available cash balances or a combination of these. The most directly comparable financial measure calculated and presented in accordance with GAAP is net cash provided by operating activities.

Operating  Profit/Earnings  Before Interest and Taxes (EBIT) - represents  gross
-------------------------------------------------------------
margin less selling, general and administrative expenses, and is the key measurement on which management evaluates the financial performance of the retail operations. Operating profit/EBIT excludes net interest expense, bond premiums and unamortized costs and real estate and other. The most directly comparable financial measure calculated and presented in accordance with GAAP is income from continuing operations before income taxes.